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CUSIP No. 208254409 for Common Stock                       Page 16 of 19 Pages



                               PROMISSORY NOTE

$637,500                                                        March 20, 1997
                                                            New York, New York

      FOR VALUE RECEIVED, CNL HOLDINGS, INC., a Delaware corporation ("Maker"), promises to pay to Dune Holdings, Inc. ("Holder") at such place as Holder may designate in writing, the entire principal sum of six hundred thirty seven thousand five hundred dollars ($637,500.00), together with interest at the rate of eight percent (8%) per annum,upon the demand of the Holder of the Note, at which time all principal and interest shall be due and owing.

      All payments of principal and interest hereunder shall be payable in lawful money of the United States.

      Maker shall be in default hereunder, at the option of Holder, upon the occurrence of any of the following events: (i) the failure by Maker to make any payment of principal or interest when due hereunder, and such failure shall have continued for a period of more than ten (10) days after notice and a reasonable opportunity to cure; (ii) the entering into of a decree or order by a court of competent jurisdiction adjudicating Maker a bankrupt or the appointing of a receiver or trustee of Maker upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditor's suit; (iii) a court of competent jurisdiction approving as properly filed, a petition for reorganization or arrangement filed against Maker under the Federal bankruptcy laws and such decree or order not being vacated within thirty (30) days; (iv) the pendency of any bankruptcy proceeding or other creditors' suit against Maker; (v) a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws with respect to Maker; (vi) an assignment for the benefit of creditors by Maker; (vii) Maker consents to the appointment of a receiver or trustee in an insolvency or bankruptcy proceeding or other creditors' suit; (viii) the existence of any uncured event of default under the terms of any instrument in writing evidencing a debt to someone other than Holder, provided, that Maker is not contesting in good faith by appropriate proceedings such uncured event of default; (ix) the existence of any judgment against, or any attachment of property of Maker; or (x) any other condition which, in the good faith determination of Holder, would materially impair the timely repayment of this Note.


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CUSIP No. 208254409 for Common Stock                       Page 17 of 19 Pages

      Upon the occurrence of any event or condition of default hereunder, or at any time thereafter, Holder at his option may accelerate the maturity of this Note and declare all of the indebtedness or any portions thereof to be immediately due and payable, together with accrued interest thereon, and payment thereof may be enforced by suit or other process of law.

      If this Note is not paid when due, whether at maturity or by acceleration, Maker agrees to pay all reasonable costs of collection and such costs shall include without limitation all costs, attorneys' fees and expenses incurred by Holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving Holder, or involving any endorser or guarantor hereof, which in any way affects the exercise by Holder hereof of its rights and remedies under this Note.

      Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

      The terms "Maker" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and assigns.

      Regardless of the place of execution or performance, this letter and the Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to such state's conflicts of laws provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

                                        CNL HOLDINGS, INC.


                                        By: /s/ Randolph K. Pace
                                           -----------------------------
                                           Randolph K. Pace
                                           President